Exhibit 10.49

CRONOS CONTAINERS LIMITED

AND

FRANK VAUGHAN

SERVICE AGREEMENT

Edwin Coe
2 Stone Buildings
Lincoln’s Inn
London WC2A 3TH

Ref: RJH/ZS/66-12639

Index to Clauses

1	Interpretation
2	Appointment and duration
3	Duties of the Executive
4	Place of work and residence
5	Pay
6	Pension
7	Insurance benefits
8	Expenses
9	Holiday
10	Sickness
11	Confidentiality
12	Termination of agreement
13	Provisions after Termination
14	General

          Schedule 1      Particulars Required by the Employment Rights Act 1996

          Schedule II      Severance policy

SERVICE AGREEMENT

THIS AGREEMENT is made this 20 day of April 2000

BETWEEN:-

(1)	CRONOS CONTAINERS LIMITED a company incorporated in England and Wales with company number 1543912 and whose registered office is at Orchard Lea, Winkfield Lane, Winkfield, Windsor SL4 4RU (“the Company”); and

(2)	FRANK VAUGHAN of 151 Broad Hinton, Twyford, Berkshire, RG10 OXJ (“the Executive”).

WHEREAS:

(A)	The Executive employment with the Company commenced on 7 May 1991

(B)	The Company has appointed the Executive in the capacity as Vice President, Finance of the Company.

NOW THEREFORE in consideration of the mutual obligations and covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties HAVE AGREED AS FOLLOWS:-

1	Interpretation

1.1	The headings and marginal headings to the clauses are for convenience only and have no legal effect.

1.2	Any reference in this Agreement to any Act or delegated legislation includes any statutory modification or re-enactment of it or the provision referred to.

1.3	In this Agreement:

‘THE BOARD’ means the Board of Directors of the Company and includes any committee of the Board duly appointed by it.

‘GROUP COMPANY’ means any company which for the time being is a company having an ordinary share capital (as defined in s 832 of the Income and Corporation Taxes Act 1988) of which not less than 25 per cent is owned directly or indirectly by the Company or its holding company applying the provisions of s 838 of the Income and Corporation Taxes Act 1988 in the determination of ownership

‘CHAIRMAN’ means the Chairman of the Board or any person or persons jointly holding such office of the Company from time to time and includes any person(s) exercising substantially the functions of a managing director or chief executive officer of the Company.

2	Appointment and duration

2.1	The Company appoints the Executive and the Executive agrees to serve as Vice President, Finance of the Company or in such other appointment as may from time to time be agreed. The Executive accepts that the Company may at its discretion direct him to perform other duties or tasks not within the scope of his normal duties and the Executive agrees to perform such duties or undertake such tasks as if they were specifically required under this Agreement provided performance of any such duties or tasks by the Executive shall not affect the Executive’s right to the remuneration provided for under this Agreement.

2.2	The appointment commenced on 1 October 1998 and shall continue (subject to earlier termination as provided in this Agreement) until 30 November 2001 and thereafter shall continue until terminated by either party giving to the other not less than 3 months written notice.

2.3	The Company may from time to time appoint any other person or persons to act jointly with the Executive in his appointment.

2.4	The Executive warrants that by virtue of entering into this Agreement or any other agreement between a Group Company and the Executive, he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon him.

3	Duties of the Executive

3.1	The Executive shall at all times during the period of this Agreement:

3.1.1	devote the whole of his time, attention and ability to the duties of his appointment;

3.1.2	faithfully and diligently perform those duties and exercise such powers consistent with them which are from time to time assigned to or vested in him;

3.1.3	obey all lawful and reasonable directions of Chairman of the Company and/or the board;

3.1.4	use his best endeavours to promote the interests of the Company and its Group Companies;

3.1.5	keep the Chairman and/or the Board promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and its Group Companies and provide such explanations as the Chairman and/or the Board may required;

3.1.6	not at any time make any untrue or misleading statement relating to the Company or any Group Company.

3.1.7	not take any action prejudicial to the interests of the Company or any Group Company.

3.2	The Executive shall (without further remuneration) if and for so long as the Company require during the period of this Agreement:

3.2.1	carry out the duties of his appointment on behalf of any Group Company;

3.2.2	act as an officer of any Group Company or hold any other appointment or office as nominee or representative of the Company or any Group Company;

3.2.3	carry out such duties and the duties attendant on any such appointment as if they were duties to be performed by him on behalf of the Company.

4	Place of work and residence

The Executive shall perform his duties at the business premises of the Company at Orchard Lea, Winkfield Lane, Winkfield, Windsor, Berkshire, England and/or such other place of business of the Company or of any Group Company as the Company requires.

5	Pay

5.1	During his appointment the Company shall pay the Executive:-

5.1.1	a salary at the rate of £79,972 per year which shall accrue day-to-day and be payable by equal monthly instalments in arrears on or about the 25th day of each month. The salary shall be deemed to include any fees receivable by the Executive as a Director of the Company or any Group Company, or of any other company or unincorporated body in which he holds office as nominee or representative of the Company or any Group Company; and

5.1.2	The Executive shall be entitled to participate in the Company’s discretionary bonus programme in accordance with its terms and conditions and which pays a discretionary bonus based on Company and personal performance. The entitlement to participate in the Company’s discretionary bonus programme will cease on termination of employment or if the Executive is placed on garden leave pursuant to the provisions of clause 12.5 hereof

5.2	The Executive’s salary may be reviewed by the Board annually on 1st January and the rate of salary may be increased by the Company with effect from that date and by such amount if any as it shall in its absolute discretion think fit save for the avoidance of doubt the first such review shall not take place prior to 1 January 2001

5.3	The Executive acknowledges and agrees that he is not entitled to the benefit of a company car and the Executive’s pay as stated in 5.1.1 includes an increase in the sum of £11,100 in consideration of such agreement.

6	Pension

6.1	The Company does not operate a contracted-out pension scheme, so there is no contracting out certificate in force.

6.2	At the Company’s discretion, the Executive may be entitled to participate in the Company’s Group Personal Pension Plan subject to the terms of the rules from time to time which are available for inspection from the Human Resources Department. The Company shall be entitled at any time to terminate the plan or the Executive’s membership of it.

7	Insurance benefits

7.1	The Executive shall be entitled to participate at the Company’s expense in the Company’s Life Assurance Scheme and Permanent Health Insurance Scheme and in the Company’s private medical expenses insurance scheme, for himself, his spouse and dependent children subject always to the rules of such schemes details of which are available from the Human Resources Department.

8	Expenses

8.1	The Company shall reimburse to the Executive on a monthly basis travelling, hotel, entertainment and other expenses reasonably incurred by him in the proper performance of his duties subject to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require

8.2	Where the Company issues a company sponsored credit or charge card to the Executive he shall use such card only for expenses reimbursable under clause 8.1 above, and shall return it to the Company forthwith on the termination of his employment

9 Holiday

9.1	In addition to English public holidays the Executive is entitled to 25 working days paid holiday in each year (which runs from 1st January to 31 December) to be taken at such time or times as are agreed with the Board. The Executive shall not without the consent of the Board carry forward (save for a maximum of 5 days) any unused part of his holiday entitlement to a subsequent holiday year.

9.2	For the holiday year during which his appointment commences or terminates, the Executive is entitled to 2 working days holiday for each complete calendar month of his employment by the Company during that holiday year. On the termination of his appointment for whatever reason, the Executive shall either be entitled to pay in lieu of outstanding holiday entitlement or be required to repay to the Company any salary received for holiday taken in excess of his actual entitlement. The basis for payment and repayment shall be 1/260 x of the Executive’s annual basic salary for each day.

10	Sickness

10.1	If the Executive is absent because of sickness (including mental disorder) or injury he shall report this fact forthwith to the Human Resources Department and if the Executive is so prevented for seven or more consecutive days he shall provide a medical practitioner’s statement on the eighth day and weekly thereafter so that the whole period of absence is certified by such statements. Immediately following his return to work after a period of absence the Executive shall complete a Self-Certification form available from the Human Resources Department detailing the reason for his absence.

10.2	If the Executive shall be absent due to sickness (including mental disorder) or injury duly certified in accordance with the provisions of clause 10.1 hereof, he shall be entitled to his full basic salary hereunder for a period up to six months of continuous absence or for 25 days absence in aggregate in any period of 12 months and thereafter such remuneration, if any, as the Board shall from time to time determine provided that such remuneration shall be inclusive of any statutory sick pay to which the Executive is entitled under the provisions of the Social Security Benefits Act 1992 and any Social

Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered) may be deducted therefrom.

10.3	For Statutory Sick Pay purposes the Executive’s qualifying days shall be his normal working days.

10.4	At any time during the period of his appointment, (but not normally more often than once every second year) the Executive shall at the request and expense of the Company permit himself to be examined by a registered medical practitioner to be selected by the Company and shall authorise such medical practitioner to disclose to and discuss with the Company’s medical adviser the results of such examination and any matters which arise from it in order that the Company’s medical adviser can notify the Company of any matters which, in his opinion, might hinder or prevent the Executive (if during period of incapacity) from returning to work for any period or (in other circumstances) from properly performing any duties of his appointment at any time.

11	Confidentiality

11.1	The Executive acknowledges that during his employment with the Company he will have access to and will be entrusted with confidential information and trade secrets relating to the business of the Company, other Group Companies and their customers and suppliers (“Confidential Information”).

11.2	The Executive will not during the term of the appointment (otherwise than in the proper performance of his duties and then only to those who need to know Confidential Information) or thereafter (except with the written consent of the Board or as required by law):

(a)	divulge or communicate to any person (including any representative of the press or broadcasting or other media);

(b)	cause or facilitate any unauthorised disclosure through any failure by him to exercise all due care and diligence; or

(c)	make use of (other than for the benefit of any Group Company)

any Confidential Information which may have come to his knowledge during his employment with the Company or in respect of which a Group Company may be bound by an obligation of confidence to any third party provided the Executive is or has been made aware of such obligation or confidence. The Executive will also use all reasonable endeavours to prevent the publication or disclosure of any Confidential Information. These restrictions will not apply to Confidential Information which, after the appointment has been terminated, has become available to the public generally otherwise than through unauthorised disclosure, or is disclosed in any legal proceeds.

11.3	All notes, memoranda and other records (whether in documentary form or stored on computer disk or tape) made by the Executive during his employment with the Company and which relate to the business of any Group Company shall belong to such Group Company and the Executive shall, from time to time, promptly hand over such notes, memoranda and other records to the Company (or as the Company may direct).

12	Termination of agreement

12.1	Automatic termination

This Agreement shall automatically terminate:

12.1.1	on the Executive reaching his 65th birthday; or

12.1.2	if the Executive becomes prohibited by law from being a director; or

12.1.3	if he resigns his office;

12.2	Suspension

In order to investigate a complaint against the Executive of misconduct the Company is entitled to suspend the Executive on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

12.3	Immediate dismissal

The Company may terminate this Agreement summarily without notice if the Executive:

12.3.1	commits any act of gross misconduct or repeats or continues (after written warning) any other material breach of his obligations under this Agreement; or

12.3.2	is guilty of any conduct which in the reasonable opinion of the Board brings him, the Company or any Group Company into disrepute; or

12.3.3	is convicted of any criminal offence (excluding an offence under road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

12.3.4	commits any act of dishonesty whether relating to the Company, or Group Company, any of its or their employees or otherwise; or

12.3.5	becomes bankrupt or makes any arrangement or composition with his creditors generally; or

12.3.6	is in the reasonable opinion of the Board incompetent in the performance of his duties.

12.4	Payment on termination

On the termination of this Agreement the terms and provisions of the Company’s severance policy as set out in Schedule II hereto shall apply to the Executive. In the event of a termination without good cause the Executive will be entitled to be paid an amount equal to the greater of the Executive’s annual basic salary under this Agreement for the balance of the term of this Agreement as set out in clause 2.2 above or the amount calculated due under the severance policy.

12.5	Pay in lieu

The Company shall be entitled (but not obliged) to pay to the Executive his salary (at the rate then payable under clause 5 hereof) and contractual benefits for the unexpired portion of his entitlement to notice.

12.6	Garden Leave

The Company shall have the right at its discretion during the period of notice and any part thereof to assign the Executive to any other duties or to change the Executive’s duties as and when required by the Company or to place the Executive on leave, in either case paying the basic salary and benefits excluding bonus due to the Executive.

12.7	Miscellaneous

On the termination of this Agreement for whatever reason, the Executive shall at the request of the Company resign (without prejudice to any claims which the Executive may have against any company arising out of this Agreement or the termination thereof) from all and any offices which he may hold as a Director of the Company or of any Group Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Group Company and if he should fail to do so within seven days the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents or do any things necessary or requisite to effect such resignation(s) and/or transfer(s).

13	Provision after Termination

13.1	The Executive agrees that he will not at any time after the termination of this Agreement, either personally or by his agent, directly or indirectly: -

13.1.1	represent himself as being in any way connected with or interested in the business of the Company or any Group Company;

13.1.2	use or disclose to any person, firm or company any confidential information directly or indirectly relating to the affairs of the Company or any Group Company or to a customer of the Company or any Group Company which may have been acquired by him in the course of or incidental to his employment by the Company for his own benefit or for the benefit of others or to the detriment of the Company or any Group Company or such customer. This restriction shall continue to apply after the termination of this Agreement but shall cease to apply to information or knowledge which may come into the public domain otherwise than through unauthorised disclosure by the Executive or any other person.

13.2	The Executive shall not for a period of 6 months after the termination of this Agreement directly or indirectly and whether on his own behalf or on behalf of any other business, concern, person, partnership, firm, company or other body which is wholly or partly in competition with the business carried on by the Company or any Group Company:

13.2.1	canvass, solicit or approach or cause to be canvassed or solicited or approached for orders in respect of any services provided or goods dealt in by the Company or any Group Company in respect of the provision or sale of which the Executive was engaged during the last 12 months of his employment with the Company, any person who at the date of termination of this Agreement was negotiating with the Company or Group Company for the supply of services or goods or within 12 prior to such date is or was a client or customer of the Company or any Group Company or was in the habit of dealing with the Company or Group Company and with whom the Executive shall have dealt.

13.2.2	interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to the Company or any Group Company (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Company or any Group Company at any time during the last 12 months of this Agreement;

13.2.3	solicit or entice or endeavour to solicit or entice away from the Company or any Group Company or offer or cause to be offered any employment to any person employed by the Company or any Group Company in an executive capacity at the date of such termination for whom the executive is responsible;

13.2.4	deal with any person or persons who or which at any time during the period of 12 months prior to termination of this Agreement have been in the habit of dealing under contract with the Company or any Group Company.

13.3	The restrictions contained in this clause are separate and severable and enforceable accordingly and considered reasonable by the parties (the Executive acknowledging the legitimate need for the Company and the Group Companies to protect their business interests) but in the event that any such restriction shall be found or held to void in circumstances where it would be valid if some part thereof were deleted or distance of application reduced, then the parties agree that such restriction shall apply with such modification as may be necessary to make it valid and effective.

14	General

14.1	Statutory particulars

The further particulars of terms of employment not contained in the body of this Agreement which must be given to the Executive in compliance with the Employment Rights Act 1996 are given in Schedule 1.

14.2	Prior agreements

This Agreement sets out the entire agreement and understanding of the parties and is in substitution for any previous contracts of employment or for services between the Company or any of its Group Companies and the Executive (which shall be deemed to have been terminated by mutual consent).

14.3	Accrued rights

The expiration or termination of this Agreement however arising shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after then and shall be without prejudice to any accrued rights or remedies of the parties.

14.4	Proper law

The validity construction and performance of this Agreement shall be governed by English law.

14.5	Acceptance of jurisdiction

All disputes claims or proceedings between the parties relating to the validity construction or performance of this Agreement shall be subject to the non-exclusive jurisdiction of the High Court of Justice in England and Wales (‘the High Court’) to which the parties irrevocably submit.

15.6	Notices

Any notice to be given by a party under this Agreement must be in writing and must be given by delivery at or by sending by first class post or other faster postal service, or telex, facsimile transmission or other means of telecommunication in permanent written form (provided the addressee has his or its own facilities for receiving such transmission) to the last known postal address or relevant telecommunications number of the other party. Where notice is given by sending in a prescribed manner it shall be deemed to have been received when in the ordinary course of the means of transmission it would be received by the addressee. To prove the giving of a notice it shall be sufficient to show it was despatched. A notice shall have effect from the sooner of its actual or deemed receipt by the addressee.

IN WITNESS WHEREOF THE EXECUTIVE AND THE COMPANY HAVE EXECUTED THIS DOCUMENT AS A DEED THE DAY AND YEAR FIRST BEFORE WRITTEN

Signed and delivered as

a deed by the Executive

FRANK VAUGHAN	/s/ Frank Vaughan

in the presence of	/s/ Kay Cuzner

Name:	Kay Cuzner

Address:	[ILLEGIBLE]

Bracknell

Occupation:	Manager H.R.

Signed and delivered as a deed

by PETER YOUNGER Director and	/s/ Peter Younger

JOHN KIRBY (Director)	/s/ John Kirby

for and on behalf of the Company

SCHEDULE 1

Employment Rights Act 1996

The following information is given to supplement the information given in the body of the Agreement in order to comply with the requirements of the Act

1	The Executive’s appointment by the Company commenced on 1 October 1998.

2	The Executive’s period of continuous employment with the Company began on 7 May 1991

3	The Executive’s hours of work are the normal hours of the Company from 9.00 am to 5.30 pm Monday to Friday each week together with such additional hours as may be necessary so as properly to fulfil his duties.

4	No Contracting-Out Certificate pursuant to provisions of the Pensions Scheme Act 1993 is held by the Company in respect of the Executive’s employment.

5	There is no formal disciplinary procedure applicable to this employment. The Executive is expected to exhibit a high standard of proprietary, integrity and efficiency in all his dealings with and in the name of the Company and Group Company and may be suspended on basic pay and benefits (excluding bonus) or required to take leave during any investigations which it may be necessary for the Company to undertake.

6	If the Executive has any grievance relating to his employment (other than one relating to a disciplinary decision) he should refer such grievance to the Chairman and if the grievance is not resolved by discussion with him it will referred to the Board for resolution.

7	There are no collective agreements which directly or indirectly affect the Executive’s terms and conditions of employment.

SCHEDULE II

COMPANY’S SEVERANCE POLICY

1	Any employee terminated by the Company without “cause” shall be paid severance in an amount equal to the product obtained by multiplying the employee’s monthly salary at the time of termination by the number of years that the employee has worked for the Company, with a maximum severance payment of one year’s salary;

2	No severance shall be paid to an employee terminated for “cause”, with cause defined, in the absence of any specific definition in any employment or severance agreement between the employee and the Company, to mean the non-performance of, or wilful misconduct in the performance of, the employee’s duties to the Company, or to wilful misconduct of the employee amounting to moral turpitude so as to affect his or her ability to adequately perform services on behalf of the Company;

3	For purposes of the Company’s severance policy, the term “Company” shall refer to the Cronos Group or to the subsidiary of the Cronos Group that is the employer of the employee for tax purposes;

4	The Company’s severance policy shall be subject to any provision of local law of the country of the employee’s principal place of business that may call for a higher severance payment in the event of a termination of the employee without cause;

5	The Company’s severance policy shall be subject to any provision of any employment or severance agreement between the Company and the employee that calls for a severance payment different than that specified in the Company’s severance policy;

6	No severance shall be payable by the Company to any employee who voluntarily resigns his or her employment with the Company; and

7	Any severance payment called for under the Company’s severance policy shall be paid to the terminated employee in one lump sum, within 30 days of his or her termination of employment.

17 December 2001
PRIVATE & CONFIDENTIAL
Orchard Lea
Mr. Frank Vaughan	Winkfield Lane
151 Broad Hinton	Winkfield Windsor
Twyford	Berkshire SL4 4RU
Berkshire	England
RG10 OXJ
Telephone (44) (0) 1344 891111
Fax (44) (0) 1344 894104
Website www.cronos.com

Dear Frank

VARIATION TO YOUR SERVICE AGREEMENT

Pursuant to your Service Agreement dated 20 April 2000 and discussions with Cronos, I understand it has been agreed that clause 2.2 of your Service Agreement shall be deleted and the following new clause 2.2 inserted in its place:

“The appointment commenced on 1 October 1998 and shall continue (subject to earlier termination as provided in this Agreement) until 30 November 2003 and thereafter shall continue until terminated by either party giving to the other not less than 3 months written notice”.

I should be grateful if you would sign and return the attached copy of this letter confirming your acceptance to the above variation to your Service Agreement.

Yours sincerely

/s/ Peter Younger
Director
Cronos Containers Limited

I confirm that I accept the above variation to my Service Agreement dated 17 December 2001

Signed	/s/ Frank Vaughan
Frank Vaughan

Cronos Containers Limited
Registered in England and
Walet No 1543912
VAT No CD 504625213

1

AMENDMENT TO SERVICE AGREEMENT

     THIS AMENDMENT TO SERVICE AGREEMENT (the “Amendment”), made as of this 5th day of November, 2002, by and between Cronos Containers Limited, a United Kingdom corporation (the “Employer”), and Frank P. Vaughan (the “Employee”),

W I T N E S S E T H:

     WHEREAS, Employer and Employee entered into a Service Agreement, dated as of April 20, 2000, as amended on December 17, 2001 (hereinafter, the “Service Agreement”); and

     WHEREAS, pursuant to clauses 2.1 and 2.2 of the Service Agreement, Employer agreed to employ Employee, and Employee agreed to serve in the employ of the Employer, on an exclusive and full-time basis, as the Vice President – Finance, through November 30, 2003, subject to earlier termination pursuant to the provisions of the Service Agreement; and

     WHEREAS, Employer and Employee desire to extend the term of the Service Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

     1. Extension of Term of Service Agreement. Employer agrees to employ the Employee, and the Employee agrees to serve in the employ of the Employer, on an exclusive and full-time basis, in the position identified for Employee in the Service Agreement, subject to the supervision and direction of that person or persons set forth in the Service Agreement, through November 30, 2004, unless such period is sooner terminated by either party giving the other not less than three (3) months written notice and pursuant to the provisions of clauses 12.1 or 12.3 of the Service Agreement.

     2. Continuance in Force of Service Agreement. Other than as specifically amended hereby, the terms and provisions of the Service Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Employer and the Employee have signed this Amendment, effective as of the date and year first above written.

“EMPLOYER”

CRONOS CONTAINERS LIMITED

By	/s/ John Kirby

Its	DIRECTOR

“EMPLOYEE”

/s/ Frank P. Vaughan

FRANK P. VAUGHAN

Cronos Containers
The Ice House
Dean Street
Marlow
December 15, 2003	Bucks
SL7 3AB
PRIVATE & CONFIDENTIAL	United Kingdom

Mr. Frank Vaughan,	Telephone: +44 (0) 1628 405580
Fax: +44 (0) 1628 405653
Website: www.cronos.com

Berkshire.

Dear Frank,

VARIATION TO YOUR SERVICE AGREEMENT

Pursuant to your Service Agreement dated 20 April 2000, amended 22 January 2001, 17 December 2001 and 5 November 2002, and discussions with Cronos, I understand it has been agreed that Clause 2.2 of your Service Agreement shall be deleted and the following new clause 2.2 inserted in its place:

“The appointment commenced on 1 October 1998 and shall continue (subject to earlier termination as provided in this Agreement) until 30 November 2005 and thereafter shall continue until terminated by either party giving to the other not less than 3 months written notice.”

I shall be grateful if you would sign and return the attached copy of this letter confirming your acceptance to the above variation to your Service Agreement.

Yours sincerely,

/s/ Peter Younger

Director,
Cronos Containers Ltd.

I confirm that I accept the above variation to my Service Agreement.

Signed	/s/ Frank Vaughan
Frank Vaughan

Cronos Containers Limited
Registered in England and
Wales No 1543912
VAT No CD 504625213